ADDENDUM NO. 3 to
USD 202,000,000 REDUCING REVOLVING CREDIT FACILITY AGREEMENT
for
The Companies listed in Schedule 1 as Borrowers
provided by
The Financial Institutions listed in Schedule 1 as Lenders
and
Nordea Bank Norge ASA as Mandated Lead Arranger
and
DvB Bank America NV Bank of Scotland plc HSH Nordbank AG as Co-Arrangers
and
Nordea Bank Norge ASA as Agent
and
Nordea Bank Finland Plc. as Swap Bank

THIS ADDENDUM NO. 3 (the “Addendum”) is dated ___ January 2010 and made between:

(1)	THE COMPANIES listed in Part I of Schedule 1 as original borrowers (together the “Original Borrowers”)

(2)	The banks and financial institutions listed in Part II of Schedule 1, as original lenders (together, the “Lenders”);

(3)	Nordea Bank Finland Plc. of TO1, FIN-00020 Nordea, Helsinki, Finland, as swap bank, (the “Swap Bank”);

(4)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as bookrunner (the “Bookrunner”);

(5)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as facility agent (the “Agent”);

(6)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as mandated lead arranger (the “Arranger”) and underwriter (the “Underwriter”); and

(7)
DVB Bank America NV of Zeelandia Office Park, Kaya W.F.G. Mensnig 14, P.O. Box 3107, Curacao, Netherlands Antilles, Bank of Scotland plc of The Mound, Edinburgh, Scotland, EH1 1YZ and acting from their office at New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, Scotland and HSH Nordbank AG of Gerhart Hauptmann Platz 50, 20095 Hamburg, Germany, as co-arrangers (the “Co-Arrangers”).

WHEREAS:

(A)
This Addendum is supplemental to the USD 202,000,000 Reducing Revolving Credit Facility Agreement dated 29 August 2006 as amended by addendum no. 1 dated 10 October 2008 and addendum no. 2 and waiver agreement dated 17 July 2009 (together, the “Original Facility Agreement”) and made between the Borrowers, the Lenders, the Arranger, the Agent, the Co-Arrangers and the Swap Bank relating to a certain reducing revolving credit facility for an aggregate amount of USD 202,000,000;

(B)
The Borrowers have requested and the Finance Parties have agreed to certain amendments to be made to the Original Facility Agreement, inter alia, to (i) defer certain scheduled reductions, (ii) amend the financial covenants, (iii) provide additional security and (iv) amend certain other provisions of the Original Facility Agreement and the Finance Documents; and

(C)
The Parties have agreed to supplement and amend the Original Facility Agreement by entering into this Addendum to reflect the agreement reached between the Parties with respect to the amendments set out above.

NOW IT IS HEREBY AGREED as follows:

1	CONSTRUCTION AND INTERPRETATION

1.1	References to this Agreement

References in the Original Facility Agreement to “this Agreement” and the like shall, with effect from the Effective Date be references to the Original Facility Agreement as amended by this Addendum.

1.2	Defined Expressions

In this Addendum, words and expressions defined in the Original Facility Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Addendum (including the recitals).

1.3	Construction

In this Addendum, unless the context otherwise requires:

a)	words denoting the singular number shall include the plural and vice versa;

b)	references to Clauses, Annexes and Schedules are references, respectively, to the Clauses, Annexes and Schedules of this Addendum;

c)	references to a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Addendum or otherwise;

d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law; and

e)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Addendum.

2	CONDITIONS PRECEDENT

a)	The provisions of Clause 3 (Amendments to the Original Facility Agreement) below shall be effective on ___ January 2010 (the “Effective Date”).

b)
The Obligors shall deliver to the Agent the documents and other evidence as listed in Annex 1 (Conditions precedent documents) in form and substance satisfactory to the Agent no later than on the Effective Date.

3	AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT

3.1	General

The Original Facility Agreement shall, with effect from the Effective Date, be supplemented and amended as set out in this Clause 3 and will continue to be binding upon each of the Parties thereto in accordance with its terms as so amended.

3.2	Amendments to Clause 1.1 (Definitions) of the Original Facility Agreement

(i)	The definition of the following terms in Clause 1.1 (Definitions) of the Original Facility Agreement shall be deleted in their entirety and replaced by the following definitions:

“Charter Guarantor” means:

a)	in respect of (i) MV “Rip Hudner”, (ii) MV “Bonnie Smithwick” and (iii) MV “Searose G”, Sempra Energy of 101 Ash Street, San Diego, U.S.A.;

b)	in respect of MV “Roger M. Jones”; The Royal Bank of Scotland plc;

c)
in respect of MT  “Sagamore”, ENOC Supply & Trading LLC of Dubai, however only to the extent that the ENOC Supply & Trading LLC has nominated another company as charterers under the Charterparty for MT  “Sagamore”; and

d)	any other charter guarantor for any of the Vessels, as approved by the Agent (on behalf of the Lenders) from time to time.

“Charterers” means:

a)	in respect of each of MV “Rip Hudner”, MV “Bonnie Smithwick”, MV “Searose G” and “Roger M. Jones”, TTMI Sarl. of Geneva, Switzerland;

b)         in respect of MT “Sagamore”, ENOC Supply & Trading LLC of Dubai; and

c)	any other charterer of any of the Vessels as approved by the Agent (on behalf of the Lenders) from time to time.

“Charterparty” means:

a)
in respect of each of MV “Rip Hudner” and MV “Bonnie Smithwick”, the time charterparties dated 4 February 2005, respectively, made between BHOBO Two and BHOBO One (as owners), respectively, and TTMI Sarl. (as charterers), for a period of six (6) years at a net daily charter rate of not less than USD 26,600 during year 1, USD 24,600 during year 2, USD 23,600 during year 3, USD 22,600 during year 4, a USD 20,600 during year 5 and USD 24,400 during year 6;

b)
in respect of MV “Searose G”, the time charterparty dated 4 February 2005 made between BHOBO Three (as owner) and TTMI Sarl. (as charterers), for a charter period of six (6) years at a net daily charter rate of not less than USD 26,000 during year 1, USD 24,000 during year 2, USD 23,000 during year 3, USD 22,000 during year 4, USD 20,000 during year 5 and USD 24,400 during year 6 and with a 35.00% profit share in years 2 – 5;

c)
in respect of MV “Roger M. Jones”, the time charterpartydated 28 May 2008 made between RMJ OBO Shipping Ltd. (as owner) and TTMI Sarl (as charterers), for a period of three (3) years commencing on 13 October 2009, at a daily charter rate of not less than USD 31,140;

d)
in respect of MV “Sagamore”, the time charterparty made or to be made between Sagamore Shipping Ltd. (as owner) and ENOC Supply & Trading LLC (as charterers), for a charter period of three (3) years commencing at the relevant Drawdown Date, at a daily charter rate of not less than USD 21,500 (less 3.75% commission);

e)	in respect of any of the New Vessels, the time charterparty between the relevant Borrower and TTMI Sarl; and

f)	any other time charterparty between the relevant Borrower and a Charterer,

in any event, in form and substance as approved by the Agent (on behalf of the Finance Parties).

“Finance Documents” means, collectively, this Agreement, the Addendum No. 1, the Addendum No. 2, the Addendum No. 3, any Fee Letters, any Security Documents and any other document designated as such by the Agent and the Borrowers.

“Margin” means three point seventy-five per cent (3.75%) per annum.

“Transaction Documents” means the Finance Documents, the MOAs, the Charterparties, the Charter Guarantees, the Technical Management Agreements, the Nordan Co-ordination Agreement, the Safecom Co-ordination Agreement, the Boss Tankers Co-ordination Agreement and the Swap Agreement(s), together with the other documents contemplated herein or therein.”

(ii)	The following new definitions shall be inserted in Clause 1.1 (Definitions) of the Original Facility Agreement:

““Addendum No. 3” means the addendum no. 3 to this Agreement dated ___ January 2010 and made between the parties set out therein.

“Barge” means MV “Safecom 1”, being an accommodation barge to be delivered  to Straits Offshore Ltd. of Palm Grove House, Tortola, BVI and to be registered in a ship registry acceptable to the Agent (on behalf of the Lenders).

“Boss Tankers Loan Agreement” means the USD 3,975,230 credit facilities agreement entered or to be entered into (as amended from time to time) and made between i.a. the Guarantor (as borrower) and Bank of Scotland plc.

“Boss Tankers Co-ordination Agreement” means the co-ordination agreement to be entered into between the Agent (on behalf of the Finance Parties and the Swap Bank), Bank of Scotland plc (as [lender]) under the Boss Tankers Loan Agreement) and the Guarantor, in respect of i.a. any second priority securities to be granted by any of the Borrowers in favour of Bank of Scotland plc as security for the obligations of Boss Tankers Ltd. under the Boss Tankers Loan Agreement, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank).

“Effective Date” means ___ January 2010.

“Excess Cash” means (measured quarterly) any amount of Cash and Cash Equivalents in excess of the aggregate amount of (i) USD 10,000,000 and (ii) provisions for dry-docking for the following twelve (12) months for the Vessels.

“Nordan Co-ordination Agreement” means the co-ordination agreement to be entered into between the Agent (on behalf of the Finance Parties and the Swap Bank), Nordea Bank Norge ASA (as lender under a certain USD 8,000,000 term loan facility agreement dated 5 September 2006 (as amended) and made between Nordea Bank Norge ASA), Bank of Scotland plc and Seapowet Trading Ltd., in respect of the Nordan Share Pledge, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank).

“Nordan Share Pledge” means the share pledge agreement for the second priority pledge over 50% of the shares in Nordan OBO 2 Inc. (Liberia) dated 14 December 2009 and made between Seapowet Trading Ltd. and the Agent (on behalf of the Finance Parties and the Swap Bank), in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank) and subject to the approval of such share pledge by the first priority pledgee over such shares.

“Retention Account” means account no. 6015.04.42640 with the Agent in the name of OBO Holdings Ltd.

“Retention Account Charge Agreement” means the account charge collateral to this Agreement for the first priority charge over the Retention Account dated 14 December 2009 and made between OBO Holdings Ltd. and the Agent (on behalf of the Finance Parties and the Swap Bank) as security for the Borrowers’ obligations under this Agreement and any Swap Agreement, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank).

“Safecom Assignment Agreement” means the assignment agreement dated 14 December 2009 and made between Straits Offshore Ltd. and the Agent (on behalf of the Finance Parties and the Swap Bank) collateral to this Agreement for the second assignment of (i) any monies to be paid to Straits Offshore Ltd. for the operation and chartering of the Barge and (ii) any sales proceeds to be received by Straits Offshore Ltd. upon the sale or transfer of the Barge, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank) and always subject to the approval by the first priority assignee over such assets.

“Safecom Co-ordination Agreement” means the co-ordination agreement to be entered into between the Agent (on behalf of the Finance Parties and the Swap Bank), the relevant lender under a senior facility with Straits Offshore Ltd. to be entered into  and Straits Offshore Ltd., in respect of i.a. the Safecom Assignment Agreement, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Bank).

“Share Pledge 1” means the share pledge agreement for the first priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in OBO Holdings Ltd. dated 14 December 2009 and made between the Guarantor and the Agent (on behalf of the Finance Parties and the Swap Bank), in form and substance acceptable to the Agent (on behalf of the Lenders and the Swap Bank).

“Share Pledge 2” means the share pledge agreement for the first priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in the Borrowers (other than OBO Holdings Ltd.) dated 14 December 2009 and made between OBO Holdings Ltd. and the Agent (on behalf of the Finance Parties and the Swap Bank), in form and substance acceptable to the Agent (on behalf of the Lenders and the Swap Bank).”

3.3	Amendments to Clause 1.2 (Construction) of the Original Facility Agreement

The current wording of Clause 1.2 (Construction) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:

“In this Agreement, unless the context otherwise requires:

a)	Clause and Schedule headings are for ease of reference only;

b)	words denoting the singular number shall include the plural and vice versa;

c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

e)	references to a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

f)
references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

g)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and

h)
references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).”

3.4	Amendments to paragraph a) of Clause 6.2 (Repayment of Loans) of the Original Facility Agreement

The current wording of paragraph a) Clause 6.2 (Repayment of Loans) of the Original Facility Agreement shall be deleted in its entirety and replaced with the following wording:

“a)
The Allocated Loan Amount for each Existing Vessel shall be reduced on the dates and in such amounts as set out in Schedule 7 (Scheduled reductions) (and the Total Commitments shall be reduced accordingly), however so that:

(i)	the reduction to be made on 15 December 2009 in an amount of USD 5,100,000 shall be deferred and such reduction shall be made in its entirety on the Final Maturity Date; and

(ii)
fifty per cent (50%) of the reduction to be made on 15 March 2010, being an amount of USD 2,550,000 shall be deferred and such reduction shall be made over the six (6) consecutive succeeding reductions to be made after 15 March 2010 by USD 425,000 each, so that such reduction shall have been made in full by 15 September 2011.”

3.5	New Clause 6.3 (Mandatory reductions – Excess Cash) shall be inserted in the Original Facility Agreement

A new Clause 6.3 (Mandatory reductions – Excess Cash) shall be incorporated into the Original Facility Agreement with the following wording:

“a)
Any Excess Cash (to be allocated to this Agreement in accordance with paragraph b) and c) below) shall in the period commencing on the Effective Date be applied to reduce the Total Commitments as set out in paragraph b) and c) below.

b)	Any reductions of the Total Commitments which are, in accordance with Clause 6.3 c) below, to be paid to the Lenders shall be applied:

(i)	firstly: to reduce the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loans) until such deferred reductions have been reduced in full; and

(ii)	secondly: to reduce the Facility in inverse order of maturity.

c)
The Borrowers shall provide the Agent with a calculation of Cash and Cash Equivalents (as required when providing a Compliance Certificate) no later than five (5) Business Days prior to each scheduled reduction date as set out in Schedule 7 (Scheduled reductions). Any Excess Cash shall thereafter on the relevant reduction date (as set out in Schedule 7 (Scheduled reductions)) be applied as follows:

(i)	firstly in payment to the Lenders to reduce the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loans) until such deferred reductions have been reduced in full;

(ii)	secondly, after such deferred reductions have been reduced in full, in payment to the lender under the Boss Tankers Loan Agreement (“BoS”) provided that:

(A)
in any calendar quarter (ending 31/3, 30/6, 30/9 and 31/12 in any year) BoS shall not be entitled to receive more than USD 100,000 pursuant to this paragraph (which amount shall form part of (and not be in addition to) the quarterly amount under the Boss Tankers Loan Agreement as set out in paragraph b) of Clause 21.20 (Repayment of debt under the Boss Tankers Loan Agreement)); and

(B)	BoS shall not be entitled to receive any amount under this paragraph at any time when the Borrowers are not in compliance with the requirements of Clause 20.3.3 (Minimum value); and

(iii)
thirdly, any remaining balance shall be distributed between the Lenders and BoS on a pro rata basis calculated on basis of the outstanding amount under this Agreement and the Boss Tankers Loan Agreement at the relevant time, however always observing the first priority status of the Lenders.

d)
The Agent shall be authorised to transfer any Excess Cash from any of the Earnings Accounts for such amount to be applied in accordance with this Clause 6.3, such transfer to take at the relevant reduction date as set out in Schedule 7 (Scheduled reductions) (in addition to the scheduled reductions in accordance with Clause 6.2 (Repayment of Loans) and Schedule 7 (Scheduled reductions)).

e)
If at any date when Excess Cash is to be paid to the Agent (on behalf of the Lenders) in accordance with this Clause 6.3, the amount standing to the credit of the Earnings Accounts is less than the Excess Cash to be paid, the Guarantor shall be obliged to grant a fully subordinated intercompany loan to the Borrowers in an amount equal to the Excess Cash to be paid at such time, such intercompany loan to be paid to the Agent (on behalf of the Lenders) in accordance with this Clause 6.3.

f)	No amount of the Total Commitments reduced in accordance with this Clause 6.3 shall be reinstated.”

3.6	New Clause 6.4 (Retention Account) of the Original Facility Agreement

A new Clause 6.4 (Retention Account) shall be incorporated into the Original Facility Agreement with the following wording:

“a)
OBO Holdings Ltd. shall open the Retention Account with the Agent which shall be blocked and pledged in favour of the Agent (on behalf of the Finance Parties and the Swap Bank) under the Retention Account Charge Agreement.

b)
The Borrowers shall transfer and amount equal to the aggregate of (i) 1/3 of the amount of the next scheduled reduction in accordance with Clause 6.2 (Repayment of Loans) and Schedule 7 (Scheduled reductions) and (ii) 1/3 of the interest falling due for payment on such reduction date, from the Earnings Accounts to the Retention Account at the last day of each calendar month.

c)
The accumulated amount in the Retention Account shall automatically be applied against the next following scheduled reduction in accordance with Clause 6.2 (Repayment of Loans) and Schedule 7 (Scheduled reductions) on the relevant reduction date.

d)	Each of the Borrowers hereby irrevocably authorized the Agent to debit the relevant Earnings Account as set out in this Clause 6.4.

e)	OBO Holdings Ltd. hereby irrevocably authorizes the Agent to debit the Retention Account as set out in this Clause 6.4.”

Clause 6.3 (Final repayment) shall be renumbered to Clause 6.5 and any references to such Clause shall be amended accordingly.

3.7	Amendments to Clause 17.1 (Security – Loans) of the Original Facility Agreement

The current wording of Clause 17.1 (Security – Loans) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:

“The Borrowers’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrowers’ obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of any of the Borrowers towards the Lenders and the Agent in connection with this Agreement, shall at any time until all amounts due to the Lenders and the Agent hereunder have been paid and/or repaid in full, be secured by:

a)	the Mortgages;

b)	the Deeds of Covenants;

c)	the Assignment Agreements;

d)	the Charterparty Assignments;

e)	the Account Charges;

f)	the Retention Account Charge Agreement;

g)	the Nordan Share Pledge;

h)	the Share Pledge 1;

i)	the Share Pledge 2;

j)	the Safecom Assignment Agreement; and

k)	the Guarantee.

The Borrowers undertake to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.”

3.8	Amendments to Clause 19.4 (Information – miscellaneous) of the Original Facility Agreement – new paragraphs d) and e)

New paragraphs d) and e) shall be incorporated into Clause 19.4 (Information - miscellaneous) of the Original Facility Agreement with the following wording:

“d)	within the end of February 2010, evidence of the sale and repayment of the applicable debt in relation to MT “Sachem” (owned by Sachem Shipping Ltd.); and

e)
confirmation in respect of cash flow projections to the satisfaction of the Lenders, including the deferred reductions in accordance with paragraph (a)(i) and (ii) of Clause 6.2 (Repayment of Loans), evidencing sufficient cash flow of the Borrowers and the Guarantor up until the Final Maturity Date.”

3.9	Amendments to Clause 20.1 (Definitions) of the Original Facility Agreement

The current wording of Clause 20.1 (Definitions) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:

“For the purposes of the financial covenants set out herein, the following definitions shall apply:

a)         “Cash and Cash Equivalents” means, in respect of the Group, and at any time:

(i)	cash in hand or on deposits with any acceptable bank available for cash management purposes;

(ii)	investment grade certificates or deposit or investment grade marketable debt securities, maturing within one (1) year after the relevant date of calculation; or

(iii)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group beneficially entitled at that time and which is capable of being applied against the Total Debt,

b)         “Equity” means Total Assets less Total Debt.

c)	“Equity Ratio” means Equity divided by Total Assets.

d)	“Measurement Period” means a rolling period of twelve (12) calendar months ending on a Quarter Date.

e)	“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

f)
“Total Assets” means, on a consolidated basis, the aggregate book value of all of the assets of the Guarantor (on a consolidated basis), however excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirement in Clause 20.2.4 (Cash and Cash Equivalents).

g)
“Total Debt” means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrowers and the Guarantor (on a consolidated basis), however reduced by Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement n Clause 20.2.4 (Cash and Cash Equivalents).

h)         “Value Adjusted Equity” means Value Adjusted Total Assets less Total Debt.

i)
“Value Adjusted Total Assets” means, on a consolidated basis, the total market value of all of the assets of the Guarantor (on a consolidated basis) however, excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirement in Clause 20.2.4 (Cash and Cash Equivalents).”

3.10	Amendments to Clause 20.2 (Financial covenants) of the Original Facility Agreement

The current wording of Clause 20.2 (Financial covenants) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:

 “20.2.1                    Minimum Value Adjusted Equity

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a minimum Value Adjusted Equity of USD 30,000,000.

20.2.2                    Positive working capital

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending on 30 June 2010, ensure that its current assets exceed its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.

20.2.3                    Minimum value

The Borrowers shall ensure that the Market Value of the Vessels shall be at least one hundred and thirty-five per cent (135%) of the Loans at any time.

20.2.4                    Cash and Cash Equivalents

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at any time in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents (including cash in Retention Account) equal to or greater than USD 4,000,000 and at all times thereafter ensure that the Guarantor (on a consolidated basis) has Cash and Cash Equivalents (including cash in Retention Account) equal to or greater than USD 6,000,000.

20.2.5                    Minimum Equity Ratio

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain an Equity Ratio of minimum twenty-five per cent (25%).”

3.11	Amendments to Clause 21.5 (Negative pledge) of the Original Facility Agreement

The current wording of Clause 21.5 (Negative pledge) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following wording;

“The Borrower shall not create or permit to subsist any Security Interest over any of the Vessels nor upon any of their present or future undertakings, property, assets, rights of revenues, other than:

a)         Security Interest under the Security Documents;

b)         Security Interest arising in the ordinary course of business;

c)
Security Interest ranking with second priority after the Security Interest under the relevant Security Document over the Vessels, the Earnings, the Insurances, the Earnings Accounts, the shares in the Borrowers, the Retention Account and security assignment over the Borrowers’ rights under the 31 July 2007 Master Agreement with HBOS Treasury Services plc (as amended) and all transactions entered into under that Master Agreement, in favour of Bank of Scotland plc as security for Boss Tankers Ltd.’s obligations under the Boss Tankers Loan Agreement, however always subject to the Boss Tankers Co-ordination Agreement; and

d)	Security Interest consented to in writing by the Agent (acting upon instructions from the Majority Lenders).”

3.12	Amendment to Clause 21.6 (Borrowings and guarantees) of the Original Facility Agreement

The current wording of Clause 21.6 (Borrowings and guarantees) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following wording:

“a)	None of the Borrowers shall enter into any new Financial Indebtedness or assume or grant any guarantee liabilities, other than current liabilities related to the day to day operation of the Vessels.

b)
The Borrowers shall procure that the Guarantor does not incur any general commitments or Financial Indebtedness in an amount exceeding USD 200,000 from any of its creditors without the prior written consent of the Agent (on behalf of the Majority Lenders).”

3.13	Amendment to Clause 21.7 (Interest hedging) of the Original Facility Agreement

The current wording of Clause 21.7 (Interest hedging) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following wording:

“The Borrowers shall, prior to the first Drawdown Date, enter into interest hedging arrangements with the Swap Bank in relation to a minimum of fifty per cent (50.00%) of the total interest rate risk under the Finance Documents in a manner acceptable in the sole discretion of the Agent. The Borrowers shall not enter into any other interest hedging arrangements other than with the Swap Bank, except for assuming obligations under the existing interest hedging arrangements originally entered into in 2007 in connection with the Boss Tankers Loan Agreement”.

3.14	New Clause 21.9 (Distributions) of the Original Facility Agreement

The current wording of Clause 21.9 (Distributions) shall be incorporated in the Original Facility Agreement with the following wording:

“a)
Provided that the Borrowers and the Guarantor are in compliance with the provisions of the Finance Documents to which they are respective parties (including, but not limited to, the financial covenants set out in Clause 20 (Financial covenants)) both before and following such distributions, the Borrowers may distribute dividends and make other distributions in whatever form to their shareholder(s) without the prior written consent of the Agent (on behalf of the Lenders).

b)	The Borrowers shall procure that the Guarantor shall not:

(i)	make, pay or declare any dividend or other distribution on or in respect of its share capital;

(ii)	repay or distribute any of its share premium reserve;

(iii)	redeem, repurchase or repay any of its share capital (or resolve to do so);

(iv)	make any loans (including intercompany loans, intercompany credits and intercompany advances), grant any contributions, credit or any advances (save for guarantees in the ordinary course of business), to its shareholders.”

3.15	Amendments to Clause 21.11 (Bank accounts) of the Original Facility Agreement

The current wording of Clause 21.11 (Bank accounts) shall be deleted in its entirety and be replaced by the following wording:

“The Borrowers shall hold and maintain all their bank accounts (hereunder the Earnings Accounts and the Retention Account) with the Agent and/or Nordea Bank Finland Plc London Branch and ensure that all Earnings are paid to the Earnings Account.”

3.16	New Clause 21.18 (Undertakings by the Guarantor) of the Original Facility Agreement

A new Clause 21.18 (Undertakings by the Guarantor) shall be incorporated in the Original Facility Agreement with the following wording:

“The Borrowers shall procure that the Guarantor shall raise a minimum of USD 7,000,000, of which minimum USD 5,000,000 shall be raised by 31 May 2010 and the balance amount up to USD 7,000,000 by 30 September 2010 to improve its liquidity by any combination of one or more of the following:

a)	new equity (or other capital acceptable to the Agent (on behalf of the Majority Lenders)); and/or

b)
sale of one or more of the Guarantor’s assets, to generate sufficient free cash ensuring that their budgeted expenses (including, but not limited to, principal and interest payments towards its lenders) are covered until the Final Maturity Date.

Subject to the full reduction of the deferred scheduled reductions in Clause 6.2 a)(i) and (ii) (Repayment of Loans), any capital raised in accordance with this Clause 21.18 shall not be included when calculating the Excess Cash to be mandatory prepaid in accordance with Clause 6.3 (Mandatory reduction – Excess Cash).”

3.17	New Clause 21.19 (Trade debt payment report etc.) of the Original Facility Agreement

A new Clause 21.19 (Trade debt payment report etc.) shall be incorporated in the Original Facility Agreement with the following wording:

“a)
The Borrowers shall procure the Agent with evidence (to be distributed to the Lenders) on a monthly basis no later than five (5) Business Days after the end of each calendar month, of the status of repayment of the trade debt of the Guarantor (on a consolidated basis), first time on 7 January 2010 (for December 2009).

b)
Such repayment of trade debt shall be in accordance with the payment schedule outlined in the report prepared by Mr. James Christodoulou and published on the Intralinks on 25 November 2009 (the “Payment Report”) and so that the third party trade debt as set out in the Payment Report shall be repaid on 30 September 2010 at the latest, bringing the total acceptable third party debt to maximum USD 3,500,000 and not above maximum USD 3,500,000 at any point thereafter.

c)	The total third party outstanding trade debt of the Guarantor (on a consolidated basis), shall at all times following 30 September 2010 be maximum USD 3,500,000.

d)
If the amount of Cash and Cash Equivalent of the Guarantor at the end of any month until 30 September 2010 exceeds USD 5,000,000, such excess amount (above USD 5,000,000) shall be used to repay the trade debt of the Guarantor (on a consolidated basis) until the total third party debt is maximum USD 3,500,000. Any such repayment of trade debt as set out in this paragraph d) shall accelerate the repayment schedule as set out in the Payment Report by a corresponding amount.

e)	The Lenders shall, at the cost of the Borrowers, appoint an adviser to provide the Agent (on behalf of the Lenders) with confirmations with regard to:

(i)	the trade debt balance of the Guarantor (on a consolidated basis);

(ii)	the compliance with the provisions set out in paragraph a) to c) above;

(iii)	commitments and Financial Indebtedness of the Guarantor as set out in paragraph b) of Clause 21.6 (Borrowings and guarantees); and

(iv)	such other information as the Agent (on behalf of the Lenders) may require from time to time,

on a monthly basis”.

3.18	New Clause 21.20 (Repayment of debt under the Boss Tankers Loan Agreement) of the Original Facility Agreement

A new Clause 21.20 (Repayment of debt under the Boss Tankers Loan Agreement) shall be incorporated into the Original Facility Agreement with the following wording:

“The Borrowers shall procure that the Guarantor and Boss Tankers Ltd. make no prepayments and/or repayments (as the case may be) under the Boss Tankers Loan Agreement other than:

a)	payments of Excess Cash as provided for in Clause 6.3 (Mandatory prepayment – Excess Cash);

b)
payment of a quarterly amount of USD 100,000, subject to (i) the reduction in full of the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loan) and (ii) compliance with the requirements in Clause 20.2.3 (Minimum value);

c)
payment of the full outstanding balance of the loan under the Boss Tankers Loan Agreement on 31 December 2011 provided that no prepayment or repayment pursuant to this paragraph (c) shall be permitted to the extent that such prepayment or repayment would be inconsistent with the first priority status of the Security Documents granted in favour of the Agent and the second priority status of the "Junior Mortgage Documents" as defined in the Boss Tankers Co-ordination Agreement; and

d)
in the event of a Total Loss of a Vessel, prepayment of the Boss Tankers Loan Agreement in an amount equal to such proportion of the advance then outstanding under the Boss Tankers Loan Agreement as is attributable to that Vessel, and for these purposes 20% of the actual outstanding balance under the Boss Tankers Loan Agreement at the date of the Addendum No. 3 is attributable to each of the five Vessels, however such prepayment always being subject to (i) the receipt by the Lenders in full of the amount to be prepaid pursuant to Clause 7.1 (Mandatory prepayment – Total Loss and sale) in respect of such Total Loss of any of the Vessels and (ii) the reduction in full of the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loan).”

3.19	New Clause 21.21 (Undertakings in respect of the Barge) of the Original Facility Agreement

A new Clause 21.21 (Undertakings in respect of the Barge) shall be incorporated into the Original Facility Agreement with the following wording:

“a)
The Borrowers shall procure that the Guarantor and/or Straits Offshore Ltd. shall, provide evidence satisfactory to the Agent (on behalf of the Majority Lenders) of a satisfactory charter agreement and long term financing of the Barge, at the earlier of 30 September 2010 and (b) one (1) month prior to the delivery date of the Barge to Straits Offshore Ltd.

b)
The Borrowers shall procure that the other companies in the Group (including the Guarantor (on a consolidated basis)) shall not incur any further costs, expenses or capital expenses related to the Barge in the period commencing on the Effective Date and ending on 30 June 2010, however always subject to the compliance with the provisions of Clause 21.18 (Undertakings by the Guarantor).”

3.20	Amendments to Clause 22.4 (Restrictions on chartering, appointment of Managers etc.) of the Original Facility Agreement

The current wording of Clause 22.4 (Restrictions on chartering, appointment of Managers etc.) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following:

“a)	The Borrowers shall not without the prior written consent of the Agent (on behalf of the Majority Lenders):

(i)        let the Vessels on bareboat charter for any period;

(ii)	enter into any agreement related to the chartering and operation of any of the Vessels exceeding twelve (12) months or any pooling arrangements related to the Earnings of the Vessels;

(iii)	appoint a technical manager for the Vessels other than the Technical Manager or agree to any alteration to the terms of the Technical Management Agreement;

(v)	change the classification society of any of the Vessels; or

(vi)
neither terminate, cancel, amend (save for immaterial amendments which will have no impact on the Borrowers’ ability to fulfil their obligations under the Finance Documents) or supplement any of the Charterparties nor assign any of the Charterparties to any other person.

b)
The Borrowers shall within 31 December 2010 or by 31 January 2011 at the latest facilitate new charterparties for the Vessels or extension of the existing Charterparties (which expires during 2011) by nine (9) months in average, in any event at average rates for all Vessels sufficient to cover the Borrowers’ budgeted expenses (including, but not limited to, principal and interest payments towards their lenders) until the Final Maturity Date.”

3.21	Amendments to Clause 22.8 (Inspections and class records) paragraph a) of the Original Facility Agreement

The current wording of paragraph a) of Clause 22.8 (Inspections and class records) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following wording:

“a)
The Borrowers shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessels twice a year for the account of the Borrowers upon the Agent giving prior written notice.”

3.22	Amendments to Schedule 4 (Form of Compliance Certificate) of the Original Facility Agreement

Schedule 4) (Form of Compliance Certificate) of the Original Facility Agreement shall be deleted and replaced in its entirety by Annex 2 (Schedule 4) - Form of Compliance Certificate) to this Addendum.

4	REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Finance Parties and the Swap Bank on the Effective Date that:

a)
all corporate actions required by it and its respective directors and officers have been taken in order to authorize this Addendum and any Finance Documents or other documents related hereto, and the execution and performance thereof, in accordance with the laws of its constitution, and this Addendum and any documents related hereto have been validly executed and are binding upon the Borrowers;

b)	no consent is necessary from any governmental or other authorities for the execution of and performance under this Addendum or any documents related hereto;

c)	the making of this Addendum and any documents related hereto will not infringe any other agreement to which it is a party;

d)
nothing has occurred in the period between 30 September 2009 and up until the Effective Date which the Lenders could determine has had or could reasonably be expected to have a material adverse effect on the ability of any of the Borrowers or the Guarantor to comply with its obligations under any of the Finance Documents or a Swap Agreement;

e)
this Addendum and the other Finance Documents to which it is a party constitute valid, binding and enforceable obligations of the Borrowers, and the execution and performance of this Addendum and the other Finance Documents to which it is a party do not and will not contravene any applicable law, order, regulation or restriction of any kind, including contractual restrictions, binding on the company;

f)
any information and documentation supplied by or on behalf of it in connection with the preparation of this Addendum was (taken as a whole) true, complete and accurate in all material respect at the date supplied;

g)
nothing has occurred or come to light since the date such information or documentation was supplied which renders any material facts contained in such information and/or documentation inaccurate or misleading;

h)
the factual information provided by it to any of the Finance Parties was true and accurate as at its date and no information has been omitted which, if disclosed, would make the information provided untrue or misleading; and

i)	the representations and warranties as set out in Clause 18 (representations and warranties) of the Original Facility Agreement are true and correct in all respects.

5	CONTINUED FORCE AND EFFECT

a)
The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Addendum (and by separate amendments to the relevant Finance Documents (if any)), continue in full force and effect between the Parties and the Original Facility Agreement and this Addendum shall be read and construed as one instrument with effect from the Effective Date.

b)	Each of the Borrowers hereby represents, warrants and confirms to and for the benefit of the Finance Parties and the Swap Bank that:

(i)
the Security Interest created by the Security Documents to which it is a party extend to the liabilities and obligations of the Borrowers under the Original Facility Agreement as amended by this Addendum and the obligations of the Borrowers arising under or in connection with this Addendum, the Original Facility Agreement and the other Finance Documents constitute obligations and liabilities secured under the Security Documents; and

(ii)	the Security Interest created or conferred under the Security Documents to which it is a party continue in full force and effect on the terms of the respective Security Document.

6	AMENDMENT FEE

The Borrowers shall pay an amendment fee of USD 187,000 to the Agent (for further distribution to the Lenders on a pro rata basis) at the date of this Addendum.

7	MISCELLANEOUS

a)	This Addendum shall be a Finance Document.

8	GOVERNING LAW AND JURISDICTION

8.1	Governing law

This Addendum shall be governed by Norwegian law.

8.2	Jurisdiction

a)
The Finance Parties and the Borrowers agree that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Addendum, and the Borrowers accordingly submit to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

b)
Nothing in this Clause 8.2 shall limit the right of the Finance Parties to commence proceedings against any of the Borrowers in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

8.3	Service of Process

Without prejudice to any other mode of service, each of the Borrowers:

a)
irrevocably appoints Wikborg Rein & Co., Kronprinsesse Märthas plass 1, P.O. Box 1513 Vika, N-0117 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Addendum or any other Finance Documents;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)
consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 30 (Notices) of the Original Facility Agreement.

***

 SCHEDULE 1

ORIGINAL PARTIES

 PART I: ORIGINAL BORROWERS

Name	Address	Ownership
OBO Holdings Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	The Guarantor (100%)
BHOBO One Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	OBO Holdings (100%)
BHOBO Two Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	OBO Holdings (100%)
BHOBO Three Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	OBO Holdings (100%)
RMJ OBO Shipping Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	OBO Holdings (100%)
Sagamore Shipping Ltd.	Trust Company Complex, Ajeltake Island. Majuro, Marshall Islands, MH 96960	OBO Holdings (100%)

PART II: ORIGINAL LENDERS

Lenders:
DVB Bank America NV of Zeelandia Office Park, Kaya W.F.G., Mensing 14, P.O. Box 3107, Curacao, Netherlands Antilles
Bank of Scotland plc of New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, Scotland
HSH Nordbank AG of Gerhart Hauptmann Platz 50, 20095 Hamburg, Germany
Nordea Bank Norge ASA of Middelthusgate 17, N-0368 Oslo, Norway
Deutsche Schiffsbank AG of [•]
UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG) of Alter Wall 22, 20457 Hamburg, Deutschland

ANNEX 1

CONDITION PRECEDENT DOCUMENTS

1	CORPORATE DOCUMENTS – EACH BORROWER

a)	Certificate of Incorporation or similar;

b)	Certificate of Goodstanding;

c)	Memorandum and Articles of Association or similar (including Secretary’s certificate);

d)	Resolutions passed at a board meeting/shareholders meeting of such Borrower evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, inter alia, this Addendum and the other Finance Documents; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and the Finance Documents and any other documents necessary for the transactions contemplated by this Addendum and the other Finance Documents, on its behalf;

e)	Power(s) of attorney (notarised if requested by the Agent); and

f)	Specimen signatures and certified copies of valid identification documents of its authorised representatives referred to in d) above (“know your customer”) (if applicable).

2	CORPORATE DOCUMENTS – THE GUARANTOR

a)	Certificate of Incorporation or similar;

b)	Certificate of Goodstanding;

c)	Memorandum and Articles of Association or similar (including Secretary’s certificate);

d)	Resolutions passed at a board meeting/shareholders meeting of the Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, inter alia, this Addendum and the other Finance Documents; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and the Finance Documents and any other documents necessary for the transactions contemplated by this Addendum and the other Finance Documents, on its behalf;

e)	Power(s) of attorney (notarised if requested by the Agent); and

f)	Specimen signatures and certified copies of valid identification documents of its authorised representatives referred to in d) above (“know your customer”) (if applicable).

3	CORPORATE DOCUMENTS – STRAITS OFFSHORE LTD., SEAPOWET TRADING LTD. AND [•]

a)	Certificate of Incorporation or similar;

b)	Certificate of Goodstanding;

c)	Memorandum and Articles of Association or similar (including Secretary’s certificate);

d)	Resolutions passed at a board meeting/shareholders meeting of [•] evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, inter alia, the relevant Finance Document to which it is or is to become a party; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the relevant Finance Documents and any other documents necessary for the transactions contemplated by this Addendum and the other Finance Documents, on its behalf;

e)	Power(s) of attorney (notarised if requested by the Agent); and

f)	Specimen signatures and certified copies of valid identification documents of its authorised representatives referred to in d) above (“know your customer”) (if applicable).

4	AUTHORISATIONS

All approvals, authorisations and consents required by any government or other authorities for any of the Borrowers, the Guarantor, Straits Offshore Ltd. and Seapowet Trading Ltd. to enter into and perform its obligations under this Addendum and the other Finance Documents to which it is a party.

5	FINANCE DOCUMENTS

Each of the following Finance Documents, duly signed:

a)	this Addendum;

b)	an addendum to the Guarantee;

c)	the Share Pledge 1 and any documents to be delivered thereunder;

d)	the Share Pledge 2 and any documents to be delivered thereunder;

e)	the Nordan Share Pledge and any documents to be delivered thereunder;

f)	the Retention Account Charge Agreement and any notices and acknowledgements to be delivered thereunder;

g)	the Safecom Assignment Agreement; and

h)	the Charterparty Assignment (in respect of “Roger M. Jones”) and any notices and acknowledgements thereunder.

6	TRANSACTION DOCUMENTS

a)	The Nordan Co-ordination Agreement;

b)	The Boss Tankers Co-ordination Agreement;

c)	The Safecom Co-ordination Agreement;

d)	The Compliance Certificate (including updated Market Valuations of the Vessels, not to be older than thirty (30) days); and

e)	The effective interest letter.

7	MISCELLANEOUS

a)	Appointment of and the acceptance by Wikborg Rein & Co as the Borrowers and the Guarantor as process agent in Norway;

b)	Appointment of and the acceptance by [•] as RMJ OBO Shipping Ltd.’s process agent in England;

c)	Evidence satisfactory to the Agent that the amendment fee as set out in Clause 6 (Amendment fee) has been paid to the Agent;

d)
Evidence satisfactory to the Agent that any costs and expenses incurred in connection with this Addendum and/or any of the Finance Documents related thereto, has been or will be paid in accordance with Clause 16.2 (Amendment and enforcement costs etc) of the Original Facility Agreement;

e)	Any other documents as reasonably requested by the Agent.

8	LEGAL OPINIONS

a)	A legal opinion from Seward & Kissel LLP relating to Marshall Islands law issues;

b)	A legal opinion from Seward & Kissel LLP relating to Liberian law issues;

c)	A legal opinion from Higgs & Johnson related to Bahamas law issues;

d)	A legal opinion from Conyers Dill & Pearman related to British Virgin Islands law issues;

e)	A legal opinion from Prettys related to English law issues; and

f)	A legal opinion from Advokatfirmaet Thommessen AS relating to Norwegian law issues; and

g)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

ANNEX 2

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:           Nordea Bank Norge ASA, as Agent

From:	[•]

Date:	[•] [To be delivered no later than [one hundred and twenty (120) /forty-five (45)] days after each Reporting Date]

USD 202,000,000  REDUCING REVOLVING CREDIT FACILITY AGREEMENT DATED 29 AUGUST 2006 (“AS AMENDED”) (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

With reference to Clauses 19.1 (Compliance certificate) and 20 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant Reporting Date]:

a)	Minimum Value Adjusted Equity. The Minimum Value Adjusted Equity of the Guarantor (on a consolidated basis) was USD [•].

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a Minimum Value Adjusted Equity of USD 30,000,000.

The covenant set out in Clause 20.2.1 (Minimum Value Adjusted Equity) is thus [not] satisfied.

b)	Positive working capital. The working capital of the Guarantor (on a consolidated basis) was [•].

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending 30 June 2010, ensure that its current assets exceeds its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.

The covenant set out in Clause 20.2.2 (Positive working capital) is thus [not] satisfied.

c)           [Minimum value. The Market Value of the Vessels pursuant to the attached survey is [•].

The Borrowers shall ensure that the Market Value of the Vessels shall be at least be one hundred and thirty-five per cent (135.00%) of the Loans at any time.

The covenant in Clause 20.2.3 (Minimum value) is thus [not] satisfied.]

d)	Cash and Cash Equivalents. The Cash and Cash Equivalent of the Guarantor (on a consolidated basis) is [•].

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at any time in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents equal to or greater than USD 4,000,000 and at all times thereafter endure that the Guarantor (on a consolidated basis) has Cash and Cash Equivalents equal to or greater than USD 6,000,000.

The covenant in Clause 20.2.4 (Cash and Cash Equivalents) is this [not] satisfied.

e)	Minimum Equity Ratio. The Equity Ratio of the Guarantor (on a consolidated basis) is [•]%.

The Borrowers shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a Equity Ratio of minimum twenty-five per cent (25%).

The covenant in Clause 20.2.5 (Minimum Equity Ratio) is thus [not] satisfied.

f)	Insurance. We confirm that each of the Vessels is insured against such risks and in such amounts as set out in Appendix 1 hereto.

g)
We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely

for and on behalf of

[•]

By: __________________________________

Name:

Title:  [authorised officer]

Appendix 1

Name of Vessel	Hull & Machinery		Increased Value		Loss of Hire		Protection & Indemnity		War Risk
M/V “-Rip Hudner ”	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:

MV “Bonnie Smith- wick”	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:

MV “Searose G”	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:	Insurer:	Amount:

MV “Roger M. Jones”

MT “Saga-more”

3656810/13

***

SIGNATORIES

The Borrowers:	The Agent:
OBO Holdings Ltd. By: _________________________ Name: Title:	Nordea Bank Norge ASA By: _____________________________ Name: Title:
The Arranger:
BHOBO One Ltd. By: _________________________ Name: Title:	Nordea Bank Norge ASA By: _____________________________ Name: Title:
BHOBO Two Ltd. By: _________________________ Name: Title:
BHOBO Three Ltd. By: _________________________ Name: Title:
RMJ OBO Shipping Ltd. By: _________________________ Name: Title:

3656810/13

Sagamore Shipping Ltd. By: _________________________ Name: Title:

The Lenders:
Nordea Bank Norge ASA By: _________________________ Name: Title:	DVB Bank America NV By: _________________________ Name: Title:
HSH Nordbank AG By: _________________________ Name: Title:	Bank of Scotland plc By: _________________________ Name: Title:
UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG) By: _________________________ Name: Title:	Deutsche Schiffsbank AG By: _________________________ Name: Title:
The Swap Bank:
Nordea Bank Finland Plc By: _________________________ Name: Title:

We, B+H Ocean Carriers Ltd. acknowledge the receipt of this Addendum, agree to the terms and conditions set out herein and to be bound hereof and confirm that the Guarantee issued by us, shall continue to be in full force and effect guaranteeing the obligations and liabilities of the Borrowers under the Original Facility Agreement as amended by this Addendum and any Swap Agreement.

___ January 2010

B+H Ocean Carriers Ltd.

By: ______________________

Name:

Title:

3656810/13